AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the 18th day of November, 2015, to the Transfer Agent Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Nuance Concentrated Value Long-Short Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANCORP FUND SERVICES, LLC

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Printed Name: James R. Arnold	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit C

to the Transfer Agent Servicing Agreement – Managed Portfolio Series

Name of Series
Nuance Concentrated Value Fund Nuance Mid Cap Value Fund Nuance Concentrated Value Long-Short Fund

TRANSFER AGENT & SHAREHOLDER SERVICES at April, 2011
Service Charges to the Fund*
▪  Base Fee                                                                       $[…] / CUSIP / year
▪  NSCC Level 3 Accounts                                            $[…] / open account / year
▪  Other Open Accounts                                                $[…] / open account / year
▪  Daily Accrual Accounts                                            $[…] / open account / year
▪  Closed Accounts                                                        $[…] / closed account / year
▪  System Implementation & Setup                               $[…] one time fee

Activity Charges
▪  Omnibus Account Transaction                                                $[…] /transaction
▪  Telephone Calls                                                                           $[…] /minute
▪  Voice Response Calls                                                                 $[…] /call
▪  Manual Shareholder Transaction & Correspondence           $[…] /item
▪  Daily Valuation/Manual 401k Trade                                         $[…] /trade
▪  Redemption fee tracking (short-term trader)                           $[…] /per account < 90 days
                                                                                                                $[…] /per account < 180 days

Out-Of-Pocket Expenses
Including but not limited to mailing expenses, AML verification services, special reports, record retention, processing of literature fulfillment kits, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC charges, voice response (VRU) maintenance and development, data communication, conversion and implementation charges, and travel.
Additional Services
Available but not outlined above are the following services – e-commerce services including FAN Web, FAN Mail, Vision, Informa e-statements, investor e-mail services, individual performance statements;  advisor data access via web or dedicated line, cost basis reporting, MARS sales reporting & 22c-2 reporting, 12b-1 aging, dealer reclaim services, literature fulfillment, physical certificate processing, programming charges, training, Excessive Trader, Same Day Cash Flow System and additional services mutually agreed upon.
*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature is not required at November 18, 2015 as the transfer agent fees are not changing.